Exhibit 99.1

PRESS RELEASE

MGM RESORTS INTERNATIONAL EXPANDS BOARD OF DIRECTORS;

APPOINTS REAL ESTATE INDUSTRY LEADER JOHN B. KILROY, JR.

Real Estate Veteran and Chairman, President & CEO of Kilroy Realty Corporation

Las Vegas, January 12, 2017 – MGM Resorts International (NYSE: MGM) (the “Company”) today announced it has appointed John B. Kilroy, Jr. to the Company’s Board of Directors, which is now comprised of 12 members.

Mr. Kilroy is the Chairman, President and CEO of Kilroy Realty Corporation, one of the largest, vertically integrated REITs on the West Coast, whose portfolio spans some of the strongest, most desirable markets in the U.S. Widely recognized as an industry leader and innovator, Mr. Kilroy serves on the Advisory Board of Governors for the National Association of Real Estate Investment Trusts®, or NAREIT®, and the Policy Advisory Board for the Fisher Center for Real Estate and Urban Economics at the University of California, Berkeley.

“Mr. Kilroy’s substantial experience encompasses commercial real estate development, acquisitions, construction, leasing, and financing. His distinguished knowledge of real estate, strong business acumen, public company experience and proven track record toward creating shareholder value by creating environments that attract innovators in technology and media, will bring a unique and complementary perspective to our Company and our shareholders,” said Jim Murren, Chairman and Chief Executive Officer of MGM Resorts. “We are very pleased to welcome John to MGM Resorts and look forward to his contribution to our diverse, global operations.”

Through Mr. Kilroy’s leadership, Kilroy Realty has become the preeminent provider of modern work environments for some of the most prestigious and dynamic companies in the world. Kilroy Realty’s innovative design and development of properties on the West Coast delivers enduring value to the communities in which it operates.

Mr. Kilroy was elected to serve as Kilroy Realty’s Chairman of the Board in February 2013 after previously serving as a director since 1996 and has been President and Chief Executive Officer since its incorporation in September 1996. Previously, he served as President of Kilroy Industries, the predecessor to Kilroy Realty Corporation, since 1981 and its Chief Executive Officer since 1991. Over the past five years, under Mr. Kilroy’s leadership, Kilroy Realty Corporation generated a total shareholder return of approximately 110%.i

Mr. Kilroy is a past trustee of the Viewpoint School, Jefferson Center for Character Education, and the National Fitness Foundation. He was also a member of the San Francisco America’s Cup Organizing Committee. Mr. Kilroy has won various industry awards including 2016 E&Y Greater LA Entrepreneur of the Year Award.

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MGM Resorts International • 3600 Las Vegas Boulevard South • Las Vegas, NV 89109 • PH: 702.693.8770 • mgmresorts.com

ABOUT MGM RESORTS INTERNATIONAL

MGM Resorts International (NYSE: MGM) is one of the world’s leading global hospitality companies, operating a portfolio of destination resort brands including Bellagio, MGM Grand, Mandalay Bay and The Mirage. The Company opened MGM National Harbor in Maryland on December 8, 2016, and is in the process of developing MGM Springfield in Massachusetts. MGM Resorts controls and holds a 76 percent economic interest in the operating partnership of MGM Growth Properties LLC (NYSE: MGP), a premier triple-net lease real estate investment trust engaged in the acquisition, ownership and leasing of large-scale destination entertainment and leisure resorts. The Company also owns 56 percent of MGM China Holdings Limited (SEHK: 2282), which owns MGM MACAU and is developing MGM COTAI, and 50 percent of CityCenter in Las Vegas, which features ARIA Resort & Casino. MGM Resorts is named among FORTUNE® Magazine’s 2016 list of World’s Most Admired Companies®. For more information about MGM Resorts International, visit the Company’s website at www.mgmresorts.com.

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Statements in this release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has based these statements on management’s current expectations and assumptions and not on historical facts. A number of important factors could cause actual results to differ materially from those indicated in such forward-looking statements, including effects of economic conditions and market conditions in the markets in which the Company operates, competition with other destination travel locations throughout the United States and the world, the design, timing and costs of expansion projects, and risks relating to international operations, permits, licenses, financings, approvals and other contingencies in connection with growth in new or existing jurisdictions and additional risks and uncertainties described in the Company’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports) filed with the Securities and Exchange Commission. In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise, except as required by law.

[i]	TSR as of 1/11/17.

CONTACTS:
Investment Community	News Media
CATHERINE PARK	CLARK DUMONT
Executive Director, Investor Relations	Senior Vice President, Corporate Communications
(702) 693-8711	(702) 692-6888 or cdumont@mgmresorts.com

MGM MIRAGE • 3600 LAS VEGAS BLVD SOUTH • LAS VEGAS, NV 89109 • PH: 702.693.7120 • FX: 702.693.8626 •WWW.MGMMIRAGE.COM